UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2017

KKR & CO. L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	26-0426107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4200 New York, New York (Address of principal executive offices)	10019 (Zip Code)

(212) 750-8300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2017, Joseph Bae and Scott Nuttall were appointed as Co-Presidents and Co-Chief Operating Officers and became members of the Board of Directors of KKR Management LLC, the general partner of KKR & Co. L.P. (together with its subsidiaries, “KKR”).

Joseph Y. Bae, 45, joined KKR in 1996. Most recently, he was the Managing Partner of KKR Asia and the Global Head of KKR's Infrastructure and Energy Real Asset businesses. Mr. Bae has been the architect of KKR’s Asian expansion since 2005 and has helped KKR build one of the largest and most successful Asia-Pacific investment platforms in the market.  He is the Chairman of KKR’s Asia and Americas Private Equity Investment Committees and serves on KKR's European Private Equity, Growth Equity, Energy, Infrastructure, Real Estate and Special Situations Investment Committees.  He is also a member of KKR’s Risk Management Committee and Inclusion and Diversity Council.  Prior to KKR, Mr. Bae worked for Goldman, Sachs & Co. in its Principal Investment Area, where he was involved in a broad range of merchant banking transactions. He has a B.A., magna cum laude, from Harvard College. Mr. Bae serves on the boards of a number of non-profit educational and cultural institutions including, as a Trustee for Phillips Andover Academy, the Global Advisory Council at Harvard University, a Board member of Lincoln Center, The Asia Society and the Asia Art Archives.  Mr. Bae has an intimate knowledge of KKR's business, which provides significant value to the Board of Directors.

Scott C. Nuttall, 44, joined KKR in 1996. Most recently, he was the head of KKR’s Global Capital and Asset Management Group, where he was responsible for overseeing KKR’s Public Markets & Distribution businesses, which includes Credit, Capital Markets, Hedge Funds and its Client & Partner Group. He has played a significant role in driving the strategic development of KKR for the last 15 years, including his leadership on KKR’s public listing, developing the firm’s balance sheet strategy, helping build KKR’s platforms in the credit and hedge fund space and creating the firm’s capital markets and capital raising businesses. Mr. Nuttall also serves on KKR’s Balance Sheet Committee and the firm’s Inclusion and Diversity Council. He is currently a member of the board of directors of First Data Corporation, a KKR portfolio company.  Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum laude, from the University of Pennsylvania. He has served on the board of various non-profit institutions with a particular focus on education, most recently as Co-Chairman of Teach for America - New York. Mr. Nuttall has an intimate knowledge of KKR's business, which provides significant value to the Board of Directors.

As employees of KKR, Messrs. Bae and Nuttall are permitted to invest and have invested their own capital in KKR’s funds, side-by-side investments with KKR’s funds or the firm and the funds managed by KKR’s strategic partnerships with other fund managers.  Since January 1, 2016, $25.5 million and $13.2 million were invested pursuant thereto by Messrs. Bae and Nuttall or their investment vehicles, respectively.  In addition, Messrs. Bae and Nuttall are both limited partners of KKR Holdings L.P.  As a result, they and their investment vehicles may exchange their limited partner interests therein for common units of KKR & Co. L.P. pursuant to an exchange agreement and receive certain payments in connection therewith pursuant to a tax receivables agreement, which agreements have been disclosed in KKR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  No determination by the Board of Directors has been made about compensation arrangements for Messrs. Bae and Nuttall in connection with their appointments as of the date of this filing.

On July 17, 2017, it was also announced that Todd Fisher, Chief Administrative Officer, intends to depart from KKR at the end of the year to pursue a second career outside the investment arena.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing these developments about Messrs. Bae, Nuttall and Fisher is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and the exhibit furnished hereunder shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

The following exhibit is furnished and not filed:

Exhibit 99.1	Press release of KKR & Co. L.P., dated July 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. L.P.

By: KKR Management LLC, its general partner

Date: July 19, 2017	By:	Christopher Lee
Name: Christopher Lee
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release of KKR & Co. L.P., dated July 17, 2017 (This exhibit is furnished and not filed)